Exhibit 10.1

CREDIT AGREEMENT

dated as of

December 12, 2025

between

MESA COBRE HOLDING CORPORATION,
as Borrower,

the LENDERS party hereto,

and

NATIONAL BANK OF CANADA,
as Administrative Agent and Collateral Agent,

with

NATIONAL BANK OF CANADA,
SOCIÉTÉ GÉNÉRALE,
and BANK OF MONTREAL,
as Joint Lead Arrangers

TABLE OF CONTENTS

i

SCHEDULES

SCHEDULE 2.01	-	Commitments and Lenders
SCHEDULE 4.02(f)	-	Phase I Permits
SCHEDULE 6.01	-	Indebtedness
SCHEDULE 6.02	-	Liens

EXHIBITS

EXHIBIT A	-	Form of Assignment and Assumption
EXHIBIT B-1	-	Form of Borrowing Request
EXHIBIT B-2	-	Form of Prepayment Notice
EXHIBIT C-1	-	Form of U.S.Tax Compliance Certificate
EXHIBIT C-2	-	Form of U.S.Tax Compliance Certificate
EXHIBIT C-3	-	Form of U.S.Tax Compliance Certificate
EXHIBIT C-4	-	Form of U.S.Tax Compliance Certificate
EXHIBIT D-1	-	Form of Borrower’s Officer Certificate
EXHIBIT D-2	-	Form of Guarantor’s Officer Certificate
EXHIBIT E-1	-	Form of opinion of Allen Overy Shearman Sterling US LLP
EXHIBIT E-2	-	Form of opinion of Dorsey& Whitney, LLP
EXHIBIT F	-	Form of Quarterly Progress Report
EXHIBIT G	-	Form of Subordination and Pledge Agreement
EXHIBIT H	-	Form of Note

CREDIT AGREEMENT dated as of December 12, 2025 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among MESA COBRE HOLDING CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS party hereto and NATIONAL BANK OF CANADA, in its separate capacities as administrative agent (together with any successor administrative agent appointed pursuant to ARTICLE VIII, the “Administrative Agent”) and collateral agent (together with any successor collateral agent appointed pursuant to ARTICLE VIII, the “Collateral Agent”, and together with the Administrative Agent, the “Agents”) for the Secured Parties (as hereinafter defined).

PRELIMINARY STATEMENTS

WHEREAS, the Borrower intends to develop, construct and operate the Santa Cruz copper mining project (the “Project”) on certain real property owned by the Borrower consisting of approximately 6,124.9 acres located in Pinal County, State of Arizona (as further described in the Deed of Trust, the “Land”).

WHEREAS, to finance costs and expenses related to the development and construction of the Project, the Borrower has requested that the Lenders extend, from time to time, loans in an aggregate principal amount of two hundred million Dollars ($200,000,000).

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01      Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“ABR Borrowing” means, as to any Borrowing, the ABR Loans comprising such Borrowing.

“ABR Loan” means a Loan that bears interest based on the ABR.

“ABR Term SOFR Determination Day” has the meaning specified in clause (b) of the definition of “Term SOFR”.

“Account Control Agreement” means each account control agreement entered into among the Borrower, the Collateral Agent and the bank where the accounts subject to such agreement are maintained pursuant to the terms of Section 5.18 (Account Control Agreements; Further Assurances; After-Acquired Real Property).

“Administrative Agent” has the meaning assigned to such term in the preamble.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 8.01 (Appointment and Authority), or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or otherwise acceptable to the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the fee letter dated December 12, 2025 between the Borrower, the Administrative Agent and the Collateral Agent.

“Agents” has the meaning assigned to such term in the preamble.

“Agent Parties” has the meaning specified in Section 9.01(d)(ii) (Platform.).

“Agreement” has the meaning specified in introductory paragraph hereof.

“AML Laws” means all laws, rules, and regulations of any jurisdiction concerning or relating to terrorism financing or money laundering, including the Bank Secrecy Act as amended by the PATRIOT Act.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction concerning or relating to bribery and corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the Canadian Corruption of Foreign Public Officials Act of 1999.

“Applicable Law” means, as to any Person, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, and all applicable administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case solely to the extent having the force of law, binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means, with respect to any Lender, (a) on or prior to the Effective Date, the percentage of the total Commitments of all Lenders represented by such Lender’s Commitments at such time and (b) thereafter, the percentage of the total Outstanding Amount of Loans of all Lenders and the aggregate Commitments of all Lenders represented by the aggregate Outstanding Amount of Loans of such Lender and such Lender’s Commitments, respectively, at such time.

“Applicable Permit” means, as of any date of determination, any material Permit or other action by, or notice to, or filing with, any Governmental Authority that is required under Applicable Law to have been obtained and maintained on such date of determination in light of the then current stage of development, construction or operation of the Project.

“Applicable Rate” means (a) with respect to SOFR Loans, (i) from the Effective Date and until (and including) June 30, 2026, 5.00% per annum, (ii) from (but excluding) June 30, 2026 and until (and including) December 31, 2026, 5.50% per annum, (iii) from (but excluding) December 31, 2026 and until (and including) June 30, 2027, 6.00% per annum, and (iv) thereafter, 6.50% per annum and (b) with respect to ABR Loans, (i) from the Effective Date and until (and including) June 30, 2026, 4.00% per annum, (ii) from (but excluding) June 30, 2026 and until (and including) December 31, 2026, 4.50% per annum, (iii) from (but excluding) December 31, 2026 and until (and including) June 30, 2027, 5.00% per annum, and (iv) thereafter, 5.50% per annum.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04 (Successors and Assigns)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Availability Period” means the period from the Effective Date until the date that is five (5) Business Days prior to the Maturity Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.20(d) (Benchmark Replacement Setting).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, and any successor federal statute governing bankruptcy or insolvency.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.20(a) (Benchmark Replacement Setting).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States, and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time in the United States.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)	in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b)	in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20 (Benchmark Replacement Setting) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20 (Benchmark Replacement Setting).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning specified in Section 9.18(b) (Acknowledgment Regarding Any Supported QFCs).

“Bona Fide Debt Fund” means any bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any Disqualified Institution or (b) any Affiliate of such Disqualified Institution, but, in each case, with respect to which no personnel involved with any investment in such Person or the management, control or operation of such Person (x) directly or indirectly makes, has the right to make or participates with others in making any investment decisions, or otherwise causing the direction of the investment policies, with respect to such debt fund, investment vehicle, regulated bank entity or unregulated entity or (y) has access to any confidential information (other than information that is publicly available) relating to the Borrower, the Sponsor or any of their respective Subsidiaries.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrower Materials” has the meaning specified in Section 9.01(e) (Notices, Public Information).

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of a SOFR Borrowing, having the same Interest Period made by the Lenders.

“Borrowing Request” means a request for a Borrowing, which in each case shall be substantially in the form of Exhibit B-1 attached hereto or otherwise in such form as the Administrative Agent may approve.

“Building” means a building or structure with at least two walls and a roof or any such building or structure in the course of construction.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday or on which banking institutions in New York or Toronto are authorized or required by Applicable Law to close.

“Capitalized Lease” means each lease that has been or is required to be, in accordance with GAAP, recorded as a capital or financing lease.

“Cash Equivalents” means:

(a)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)            investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from a nationally recognized credit rating agency;

(c)            investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)            money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA and Aaa (or equivalent rating) by at least two nationally recognized credit rating agencies and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning specified in Section 9.14 (Interest Rate Limitation).

“Change of Control” means an event or series of events by which the Sponsor ceases to (a) Control the Borrower or (b) directly or indirectly hold at least 50.1% of the Equity Interests of the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issues thereunder.

“Collateral” means all property, assets or rights, whether real, personal or mixed, that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Collateral Documents.

“Collateral Agent” has the meaning assigned to such term in the preamble.

“Collateral Documents” means the Pledge Agreement, the Security Agreement, the Deed of Trust, any Account Control Agreement, any Subordination and Pledge Agreement and any other agreement entered into by the Borrower that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitments” means, with respect to each Lender, the commitment of such Lender to make Loans in the amount of such Lender’s Commitment set forth on Schedule 2.01, as such commitment shall be terminated pursuant to Section 2.07 (Termination of Commitments).

“Communications” has the meaning specified in Section 9.01(d)(ii) (Platform.).

“Competitor” means any operating company or any Affiliate of such operating company engaged in the same or similar business as the Borrower or the Sponsor, including but not limited to the exploration, development, mining, processing, refining or marketing of copper.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 (Compensation for Losses) and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, determines may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent, in consultation with the Borrower, determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, determines is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Controlled Group” means any trade or business (whether or not incorporated) (i) which is or has at any relevant time been under common control within the meaning of section 4001(b)(14) of ERISA with Borrower or its Subsidiaries or (ii) which together with Borrower or its Subsidiaries is or was at any relevant time treated as a single employer under section 414(b), (c), (m) or (o) of the Code.

“Covered Entity” has the meaning specified in Section 9.18(b) (Acknowledgment Regarding Any Supported QFCs).

“Covered Party” has the meaning specified in Section 9.18(a) (Acknowledgment Regarding Any Supported QFCs).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtor Relief Plan” means a plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Deed of Trust” means that certain deed of trust and assignment of rents, dated on or about the date hereof, executed by the Borrower in favor of the Collateral Agent.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate (before as well as after judgment) equal to (a) with respect to overdue principal, the applicable interest rate plus 2.00% per annum (provided that, with respect to a SOFR Loan, the determination of the applicable interest rate is subject to Section 2.05(e) (Interest Elections) to the extent that Loans may not be converted to, or continued as, SOFR Loans, pursuant thereto) and (b) with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR Loans in the case of overdue interest or fee plus 2.00% per annum.

“Default Right” has the meaning specified in Section 9.18(b) (Acknowledgment Regarding Any Supported QFCs).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means, on any date, (a) any trust, fund or other entity (i) whose primary business consists of trading in, purchasing or investing in Persons that are highly financially distressed, insolvent or imminently insolvent or otherwise primarily trading in or primarily dealing with distressed debt, loans, securities or other financial assets and (ii) who presents itself (or is generally known) as a vulture fund or distressed debt fund, (b)(i) any Affiliate of a Person described in clause (a) or (ii) any Fund that is administered or managed by (A) a Person described in clause (a) or (B) an Affiliate of a Person described in clause (a), (c) any Person that is a Competitor of the Borrower, (d) Affiliates of the entities in the foregoing clause (c), to the extent such Affiliates are clearly identifiable as such on the basis of such Affiliates’ name or have been identified as such by the Borrower to the Administrative Agent in writing from time to time, and (e) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof; provided that “Disqualified Institutions” shall exclude (i) any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time and (ii) any Bona Fide Debt Fund.

“Dollar” and “$” mean the lawful money of the United States.

“DQ List” has the meaning specified in Section 9.04(f)(iv) (Disqualified Institutions).

“E&S Consultant” means SRK Consulting (U.S.), Inc.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date on which the conditions set forth in Section 4.01 (Effective Date) shall have been satisfied or waived in accordance with Section 9.02 (Waivers; Amendments).

“Eligible Assignee” means a Person that is any of the following: (a) a Lender; (b) an Affiliate of a Lender or an Approved Fund; (c) a commercial bank organized under the laws of the United States, any State thereof or any other country that is a member of the OECD and having total assets in excess of five hundred million Dollars ($500,000,000); or (d) any financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, organized under the laws of the United States, any State thereof or any other country that is a member of the OECD and having total assets in excess of five hundred million Dollars ($500,000,000).

“Employee Benefit Plan” means employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Encumbered Property” means the parcels of real property that are or become subject to the Deed of Trust.

“Environmental Laws” means any and all Applicable Laws relating to pollution or the protection of human health and safety (as it relates to the exposure to Hazardous Materials), the environment, or natural resources or the Release of, or exposure to, any Hazardous Materials.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Report” means the Santa Cruz Copper Project Construction Phase Permitting Analysis and High-Level Equator Principles, IFC, and GIIP Review dated October 21, 2025, prepared by the E&S Consultant.

“Equator Principles” means Equator Principles 4, dated July 2020, the principles named “Equator Principles – A financial industry benchmark for determining, assessing and managing environmental and social risk in projects” adopted by various financing institutions in the form dated July, 2020, and found at https://equator-principles.com/app/uploads/The-Equator-Principles_EP4_July2020.pdf.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Event” means any event or condition that could subject Borrower or its Subsidiaries, either directly or by reason of its affiliation with any member of their Controlled Group, to any liability imposed by Title IV of ERISA, or to any lien imposed by section 430(k) of the Code or section 303(k) or Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Article VII.

“Excluded Account” has the meaning assigned to such term in the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b) (Mitigation Obligations; Replacement of Lenders)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16 (Taxes), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g) (Taxes) and (d) any withholding Taxes imposed under FATCA.

“Facility” means the Commitments and all Borrowings hereunder.

“FATCA” means sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) zero percent (0%).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letters” means the Agency Fee Letter and the Joint Lead Arranger Fee Letter.

“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Flood Hazard Determination” means a completed Life of Loan Federal Emergency Management Agency Standard Flood Hazard Determination.

“Flood Laws” has the meaning set forth in Section 5.09(b).

“Flood Redesignation” means the designation of any Encumbered Property as a “special flood hazard area” where such Encumbered Property was not a “special flood hazard area” previous to such designation.

“Flood Requirements” has the meaning set forth in Section 5.09(c).

“Floor” means a rate of interest equal to zero percent (0%).

“Foreign Lender” means any Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to Section 1.03 (Accounting Terms; Changes in GAAP), United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Good Faith Contest” means the contest of an item as to which: (a) such item is contested in good faith by appropriate proceedings being diligently conducted and (b) unrestricted and adequate reserves are established with respect to such contested item in accordance with GAAP, or adequately insured over by title insurance.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grant” means an award of financial assistance, including cooperative agreements, in the form of money, or property in lieu of money, by any Governmental Authority. “Grants” does not include technical assistance which provides services instead of money, or other assistance in the form of revenue sharing, loans, loan guarantees, interest subsidies, insurance, or direct appropriations, and does not include assistance, such as a fellowship or other lump sum award, which the grantee is not required to account for.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (a) Ivanhoe Electric Inc., a Delaware corporation, and (b) any Permitted Transferee Guarantor (as defined in the Guaranty Agreement).

“Guaranty Agreement” means that certain guaranty agreement, dated on or about the date hereof, executed by the Sponsor in favor of the Administrative Agent (as amended by any Guarantor Accession Agreement (as defined therein) from time to time).

“Hazardous Materials” means all explosive or radioactive materials, substances or wastes and all hazardous or toxic materials, substances or wastes or other contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas, infectious or medical wastes, and other materials, substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“IE Report” means the Red Flag Report: Santa Cruz Copper Project Independent Engineer dated October 20, 2025, prepared by the Independent Engineer.

“Illegality Notice” has the meaning specified in Section 2.18 (Illegality).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            all direct or contingent obligations of such Person arising under or in respect of (i) letters of credit (including standby and commercial), bankers’ acceptances, demand guarantees and similar independent undertakings and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)            net obligations of such Person under any Swap Contract;

(d)            all obligations of such Person to pay the deferred purchase price of property or services other than trade payables incurred in the ordinary course of business and maturing within one hundred eighty (180) days or otherwise subject to a Good Faith Contest;

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness;

(g)            all obligations of such Person in respect of Disqualified Equity Interests; and

(h)            all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.03(b) (Indemnification by the Borrower).

“Independent Engineer” means Palaris Canada Inc.

“Information” has the meaning specified in Section 9.12 (Treatment of Certain Information; Confidentiality).

“Interest Payment Date” means (a) the last Business Day of each March, June, September and December; provided that, the first Interest Payment Date after the Effective Date shall be March 31, 2026 and (b) the Maturity Date.

“Interest Period” means, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is three months thereafter (in each case, subject to the availability thereof), as specified in the applicable Borrowing Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.20(d) (Benchmark Replacement Setting) shall be available for specification in such Borrowing Request. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.

“IRS” means the United States Internal Revenue Service.

“Joint Lead Arrangers” means National Bank of Canada, Société Générale, and Bank of Montreal.

“Joint Lead Arranger Fee Letter” means the fee letter dated December 12, 2025 among the Borrower and each Joint Lead Arranger.

“Land” has the meaning assigned to such term in the recitals.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, as of any date of determination, the sum of (i) Unrestricted Cash plus (ii) the aggregate undrawn Commitments.

“Loan” means a loan made by a Lender to the Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, any Notes issued pursuant to Section 2.11(b) (Evidence of Debt), the Collateral Documents, the Guaranty Agreement, any Guarantor Accession Agreement (as defined in the Guaranty Agreement), the Fee Letters and any other documents entered into in connection herewith.

“Majority Lenders” means, at any time, Lenders having Loans representing more than 50% of the aggregate Outstanding Amount of Loans of all Lenders and the aggregate unused Commitments of all Lenders at such time; provided that, if there are three Lenders or less (but more than one Lender), then at least two Lenders shall be required in order to constitute “Majority Lenders”.

“Margin Stock” means margin stock within the meaning of Regulation T, Regulation U and Regulation X.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations of the Guarantor and the Borrower, taken as a whole, (ii) the rights and remedies of any Lender, the Administrative Agent or the Collateral Agent under any applicable Loan Document, or (iii) the ability of the Guarantor and the Borrower, taken as a whole, to perform their payment obligations or other material obligations under the Loan Documents.

“Material Debt” means (a) in the case of the Borrower, Indebtedness that is outstanding in a principal amount of five million Dollars ($5,000,000) or more in the aggregate and (b) in the case of the Guarantor, Indebtedness that is outstanding in a principal amount of twenty-five million ($25,000,000) or more in the aggregate, in each case, exclusive of Indebtedness outstanding under this Agreement.

“Material Project Documents” means any contract that is executed by the Borrower (a) involving consideration payable to or by the Borrower in an amount equal to or greater than $20,000,000 in any fiscal year, or (b) cancellation or termination of which would reasonably be expected to have a Material Adverse Effect, but excluding in any case (i) any insurance policies, and (ii) any agreements, documents and instruments (A) providing for, governing or evidencing any Indebtedness permitted by Section 6.01 (Indebtedness) and any related Liens permitted by Section 6.02 (Liens) or (B) entered into to consummate any Investments permitted by Section 6.06 (Investments). For the avoidance of doubt, the Purchase and Sale Agreement between the Borrower and Wolff-Harvard Ventures, LLC, dated as of May 10, 2023, shall not be considered a “Material Project Document”.

“Maturity Date” means the earlier of (a) December 31, 2027 and (b) the date falling two (2) years after the Effective Date (except that, if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day).

“Maximum Rate” has the meaning specified in Section 9.15 (Interest Rate Limitation).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 9.02 (Waivers; Amendments) and (b) has been approved by the Majority Lenders.

“Note” has the meaning assigned to such term in Section 2.11(b) (Promissory Notes).

“Obligations” means all advances to, and debts, liabilities, and other payment obligations of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b) (Mitigation Obligations; Replacement of Lenders)).

“Outstanding Amount” means, with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 9.04(d) (Participations).

“Participant Register” has the meaning specified in Section 9.04(d) (Participations).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Restrict, Intercept and Obstruct Terrorism Act of 2001 (the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001))).

“Payment” has the meaning specified in Section 8.12(a) (Erroneous Payments).

“Payment Notice” has the meaning specified in Section 8.12(b) (Erroneous Payments).

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permanent Financing” means one or more financing arrangements (including debt, equity, streams, royalties and Grants) made available to the Borrower, the proceeds of which will be used to repay in full the Obligations and to fund costs, fees, Taxes and expenses in connection with the ownership, development, design, construction and completion of the Project.

“Permit” means any approval, consent, exemption, permit, authorization, registration, certification, license or similar right of, with or from a Governmental Authority required under Applicable Law in connection with the Project.

“Permitted Indebtedness” has the meaning set forth in Section 6.01 (Indebtedness).

“Permitted Liens” has the meaning set forth in Section 6.02 (Liens).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phase I Permits” means the permits, licenses or other approvals of a Governmental Authority listed in Schedule 4.02(f).

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Pledge Agreement” means that certain share pledge agreement, dated on or about the date hereof, among the Borrower, the Guarantor, and the Collateral Agent.

“Prepayment Notice” means a notice by the Borrower to prepay Loans, which shall be substantially in the form of Exhibit B-2 attached hereto or otherwise in such form as the Administrative Agent may approve.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Project” has the meaning assigned to such term in the recitals.

“Protected Person” has the meaning specified in Section 9.03(d) (Waiver of Consequential Damages, Etc).

“Public Lender” has the meaning specified in Section 9.01(e) (Public Information).

“QFC” has the meaning specified in Section 9.18(b) (Acknowledgment Regarding Any Supported QFCs).

“QFC Credit Support” has the meaning specified in Section 9.18 (Acknowledgment Regarding Any Supported QFCs).

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Register” has the meaning specified in Section 9.04(c) (Register).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, insurers, reinsurers and representatives of such Person and of such Person’s Affiliates.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing and migrating into or upon any land or water or air or otherwise entering into the environment.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Resignation Effective Date” has the meaning specified in Section 8.06(a) (Resignation of the Agent).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) the chief executive officer, president, executive vice president or a Financial Officer of the Borrower, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.01 (Conditions Precedent to the Effective Date), any vice president, secretary or assistant secretary of the Borrower and (c) solely for purposes of Borrowing Requests, prepayment notices and notices for Commitment terminations or reductions given pursuant to Article II, any other officer or employee of the Borrower so designated from time to time by one of the officers described in clause (a) in a notice to the Administrative Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Administrative Agent). Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof), and (b) any payment to any Person on account of any payment of interest, principal or any other amount in respect of any shareholder loans or loan notes or in respect of any Indebtedness owed by the Borrower or any Subsidiary to any of its direct or indirect shareholders, equityholders or other Affiliates, including any purchase, redemption, retirement, acquisition, cancellation or termination by the Borrower or any Subsidiary of any shareholder loans or loan notes or such Indebtedness.

“Sanctioned Jurisdiction” means a country or territory that is the target of any comprehensive country- or territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, and the so-called Donetsk and Luhansk People’s Republics of Ukraine).

“Sanctioned Person” means any Person that is: (a) named in any Sanctions-related list, including a list of designated Persons maintained by the United States, (b) located in, or organized under the laws of, a Sanctioned Jurisdiction, (c) owned fifty percent (50%) or more in the aggregate by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) otherwise the subject or target of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States Government (including, but not limited to, the U.S. Department of State and the U.S. Department of the Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or the Government of Canada.

“Secured Parties” means the Agents and the Lenders.

“Security Agreement” means that certain security agreement, dated on or about the date hereof, between the Borrower and the Collateral Agent.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “ABR”.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” means Ivanhoe Electric Inc.

“Subordinated Affiliate Debt” means any unsecured Indebtedness of the Borrower owed to any Affiliate of the Borrower that is expressly subordinated in right of payment to the prior payment in full in cash of the Obligations in accordance with, and subject to, a Subordination and Pledge Agreement.

“Subordination and Pledge Agreement” means each subordination and pledge agreement entered into among the Collateral Agent, the Borrower, and each Affiliate of the Borrower owed Subordinated Affiliate Debt, substantially in the form attached hereto as Exhibit G or in form and substance otherwise approved by the Majority Lenders.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supermajority Lenders” means, at any time, Lenders having Loans representing more than 66.67% of the aggregate Outstanding Amount of Loans of all Lenders at such time; provided that, if there are three or less Lenders (but more than one Lender), then at least two Lenders shall be required in order to constitute “Supermajority Lenders”.

“Supported QFCS” has the meaning specified in Section 9.18 (Acknowledgment Regarding Any Supported QFCs).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means,

(a)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Trade Date” has the meaning specified in Section 9.04(b) (Successors and Assigns).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or ABR.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of cash and Cash Equivalents that (a) are held by the Borrower in a deposit account or securities account opened with any Lender or Affiliate of a Lender, and (b) subject to a first priority perfected Lien in favor of the Collateral Agent.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 9.18 (Acknowledgment Regarding Any Supported QFCs).

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.16(g) (Status of Lenders).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. The word “year” shall refer (i) in the case of a leap year, to a year of three hundred sixty-six (366) days, and (ii) otherwise, to a year of three hundred sixty-five (365) days. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03      Accounting Terms; Changes in GAAP.

(a)            Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Section 5.01 (Financial Statements) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b)            Changes in GAAP. If the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.04      Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.05      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

COMMITMENTS AND BORROWINGS

SECTION 2.01      Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount not to exceed such Lender’s Commitment. Amounts borrowed under this Section and repaid or prepaid may not be reborrowed. Loans may be ABR Loans or SOFR Loans, as further provided herein.

SECTION 2.02      Loans and Borrowings.

(a)            Borrowings. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments.

(b)            Type of Loans. Subject to Section 2.17 (Inability to Determine Rates), each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith.

(c)            Minimum Amounts; Limitation on Number of Borrowings. Each SOFR Borrowing shall be in an aggregate amount of $25,000,000 or a larger multiple of $100,000, and each ABR Borrowing shall be in an aggregate amount equal to $25,000,000 or a larger multiple of $100,000, or, in each case, if less, an aggregate amount equal to the entire unused balance of the Commitments. Borrowings of more than one Type may be outstanding at the same time.

SECTION 2.03      Borrowing Requests.

(a)            Notice by Borrower. Each Borrowing shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice shall be in the form of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent not later than 2:00 p.m. (New York City time) (i) in the case of a SOFR Borrowing, three (3) U.S. Government Securities Business Days prior to the date of the requested Borrowing or (ii) in the case of an ABR Borrowing, one (1) Business Day prior to the date of the requested Borrowing.

(b)            Content of Borrowing Requests. Each Borrowing Request for a Borrowing pursuant to this Section shall specify the following information in compliance with Section 2.02 (Loans and Borrowings): (i) the aggregate amount of the requested Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and (iv)  the location and number of the Borrower’s account to which funds are to be disbursed.

(c)            Notice by Administrative Agent to Lenders. Promptly following receipt of a Borrowing Request, the Administrative Agent shall advise each Lender of the details thereof and such Lender’s portion of each resulting Borrowing.

(d)            Failure to Elect Type. If no election as to the Type of a Borrowing is specified in the applicable Borrowing Request, then the requested Borrowing shall be a SOFR Borrowing.

SECTION 2.04      Funding of Borrowings.

(a)            Funding by Lenders. Each Lender shall make the amount of each Borrowing to be made by it hereunder available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m. noon (New York City time) on the proposed date thereof. The Administrative Agent will make all such funds so received available to the Borrower in like funds, by wire transfer of such funds in accordance with the instructions provided in the applicable Borrowing Request.

(b)            Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) (Funding of Borrowings) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.05      Interest Elections.

(a)            Elections by Borrower for Borrowings. Subject to Section 2.02 (Loans and Borrowings), the Loans comprising each Borrowing initially shall be of the Type specified in the applicable Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)            Notice of Elections. Each such election pursuant to this Section shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice shall be in writing and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 (Borrowing Requests) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c)            Content of Interest Election Requests. Each election pursuant to this Section shall specify the following information:

(i)            the Borrowing to which such election applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election, which shall be a Business Day; and

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or SOFR Borrowing.

(d)            Notice by Administrative Agent to Lenders. The Administrative Agent shall advise each applicable Lender of the details of a request made pursuant to Section 2.05(b) (Interest Elections) and such Lender’s portion of such resulting Borrowing no less than one (1) Business Day before the effective date of the election made pursuant to such request.

(e)            Failure to Make an Election. If the Borrower fails to deliver a timely request made pursuant to Section 2.05(b) (Interest Elections) with respect to a SOFR Borrowing prior to the end of the Interest Period therefor, then, unless such SOFR Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such SOFR Borrowing shall automatically be continued as a SOFR Borrowing.

SECTION 2.06      Prepayments.

(a)            Optional Prepayments. The Borrower may, upon notice to the Administrative Agent, at any time and from time to time prepay any Borrowing in whole or in part without premium or penalty, subject to the requirements of this Section. Each such notice pursuant to this Section shall be in the form of a written Prepayment Notice, appropriately completed and signed by a Responsible Officer of the Borrower, and must be received by the Administrative Agent (i) in the case of prepayment of a SOFR Borrowing, not later than 2:00 p.m. (New York City time) three (3) U.S. Government Securities Business Days before the date of prepayment or (ii) in the case of prepayment of a ABR Borrowing, not later than 2:00 p.m. (New York City time) one (1) Business Day before the date of prepayment. Each Prepayment Notice shall specify (x) the prepayment date and (y) the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each Prepayment Notice shall be irrevocable.

(b)            Mandatory Prepayments. Promptly and, in any event, within three (3) Business Days following the receipt by the Borrower of cash proceeds from the issuance or incurrence of Indebtedness (other than Permitted Indebtedness), the Borrower shall apply such cash proceeds (net of any Taxes and customary fees, commissions, costs, underwriting discounts and other fees and expenses incurred by the Borrower in connection therewith) to prepay the Loans together with all sums payable pursuant to Section 2.06(c) (Prepayments).

(c)            Amounts; Application. Each partial prepayment of any Borrowing made pursuant to Section 2.06(a) (Prepayments) shall be in an aggregate amount of $5,000,000 or a larger multiple of $100,000. Each prepayment of a Borrowing shall be applied ratably to the Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.09 (Interest), together with any additional amounts required pursuant to Section 2.14 (Compensation for Losses).

SECTION 2.07      Termination of Commitments.

(a)            Optional. The Borrower may, upon at least three (3) Business Days’ prior written notice to the Administrative Agent (or such lesser period as may be agreed by the Administrative Agent), terminate in whole or reduce in part the unused portions of the Commitments; provided, however, that each such partial reduction shall be in an aggregate amount of $5,000,000 or a larger integral multiple of $1,000,000 (or, if less, the amount of the Commitments remaining with respect to the Facility; and in each case such other amount as the Administrative Agent may agree) and, in each case, such partial reduction of the Commitments shall be made ratably among the Lenders. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable.

(b)            Mandatory. The aggregate amount of any undrawn Commitments shall automatically and permanently terminate at 5:00 p.m. (New York City time) on the last day of the Availability Period.

SECTION 2.08      Repayment of Loans. The Borrower shall repay to the Administrative Agent on the Maturity Date, for the ratable account of the Lenders, the aggregate principal amount of all Loans then outstanding together with accrued and unpaid interest and fees.

SECTION 2.09      Interest.

(a)            Interest Rates. Subject to paragraph (b) of this Section, (i) each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Rate; and (ii) each SOFR Loan shall bear interest at a rate per annum equal to Term SOFR for the Interest Period therefor plus the Applicable Rate.

(b)            Default Interest. If any amount payable by the Borrower under this Agreement or any other Loan Document (including principal of any Loan, interest, fees and other amount) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the applicable Default Rate. Upon the request of the Majority Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all Loans outstanding hereunder at a rate per annum equal to the applicable Default Rate.

(c)            Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(d)            Interest Computation. All interest hereunder shall be computed on the basis of a year of 360 days (or in the case of interest computed by reference to the ABR at times when the ABR is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable ABR or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e)            Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes in consultation with the Borrower from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

SECTION 2.10      Fees.

(a)            Agent Fees. The Borrower agrees to pay to the Administrative Agent and the Collateral Agent the fees payable in the amounts and at the times agreed pursuant to the Agency Fee Letter or otherwise in writing between the Borrower and the Administrative Agent or the Borrower and the Collateral Agent.

(b)            Arrangement Fees. The Borrower shall pay each Joint Lead Arranger the fees payable in the amounts and at the times agreed pursuant to the relevant Joint Lead Arranger Fee Letter.

(c)            Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of the Lenders a commitment fee payable in arrears on each Interest Payment Date at a rate of twenty-five percent (25%) of the then Applicable Rate for SOFR Loans on the unused amount of Commitments of such Lender. The commitment fee shall accrue during the period from and including the Effective Date (excluding in respect of any amounts disbursed on such date) to the date the Commitments are terminated pursuant to Section 2.07 (Termination of Commitments) or Section 7.02 (Remedies upon Event of Default). Promptly upon receipt of such commitment fee, the Administrative Agent shall distribute to each Lender its proportionate share thereof.

(d)            Fee Computation. All fees payable under this Section shall be computed on the basis of a year of 360 days and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of a fee hereunder shall be conclusive absent manifest error.

SECTION 2.11      Evidence of Debt.

(a)            Maintenance of Records. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Borrowing made by such Lender. The Administrative Agent shall maintain the Register in accordance with Section 9.04(c) (Successors and Assigns). The entries made in the records maintained pursuant to this paragraph (a) shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein. Any failure of any Lender or the Administrative Agent to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of the Borrower under this Agreement and the other Loan Documents. In the event of any conflict between the records maintained by any Lender and the records maintained by the Administrative Agent in such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(b)            Promissory Notes. Upon the request of any Lender made through the Administrative Agent, the Borrower shall prepare, execute and deliver to such Lender a promissory note of the Borrower payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form attached hereto as Exhibit H (each, a “Note”), which shall evidence such Lender’s Loan in addition to such records.

SECTION 2.12      Payments Generally; Several Obligations of Lenders.

(a)            Payments by Borrower. All payments to be made by the Borrower hereunder and the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all such payments shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in immediately available funds not later than 2:00 p.m. (New York City time) on the date specified herein. All amounts received by the Administrative Agent after such time on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. The Administrative Agent will promptly distribute to each Lender its ratable share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable lending office (or otherwise distribute such payment in like funds as received to the Person or Persons entitled thereto as provided herein). If any payment to be made by the Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day. Except as otherwise expressly provided herein, all payments hereunder or under any other Loan Document shall be made in Dollars.

(b)            Application of Insufficient Payments. Subject to Section 7.02 (Remedies upon Event of Default), if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)            Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(d)            Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04 (Funding of Borrowings), 2.13 (Sharing of Payments) or 9.03(c) (Expenses; Indemnity; Damage Waiver), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid or (ii) hold any such amounts in a segregated account as cash collateral for, and for application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(e)            Several Obligations of Lenders. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 9.03(c) (Expenses; Indemnity; Damage Waiver) are several and not joint. The failure of any Lender to make any Loan or to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 9.03(c) (Expenses; Indemnity; Damage Waiver).

SECTION 2.13      Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Disqualified Institution) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

SECTION 2.14      Compensation for Losses. In the event of (a)  the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d)  the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19(b) (Mitigation Obligations; Replacement of Lenders), then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of profit for the period after any event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.15      Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.16      Taxes.

(a)            Defined Terms. For purposes of this Section, the term “Applicable Law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) (Successors and Assigns) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (A), (B) and (D) of Section 2.16(g)(ii) (Taxes)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.17      Inability to Determine Rates. Subject to Section 2.20 (Benchmark Replacement Setting), if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)            the Majority Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Majority Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.14 (Compensation for Losses). Subject to Section 2.20 (Benchmark Replacement Setting), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

SECTION 2.18      Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.14 (Compensation for Losses).

SECTION 2.19      Mitigation Obligations; Replacement of Lenders

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 2.15 (Increased Costs), or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 (Taxes), then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 (Increased Costs) or 2.16 (Taxes), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 2.15 (Increased Costs), or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16 (Taxes) and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04 (Successors and Assigns)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14 (Compensation for Losses), Section 2.15 (Increased Costs) or Section 2.16 (Taxes)) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04 (Successors and Assigns);

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.14 (Compensation for Losses)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 2.15 (Increased Costs) or payments required to be made pursuant to Section 2.16 (Taxes), such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with Applicable Law; and

(v)            in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Notwithstanding anything in this Section to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.06 (Resignation of the Agent).

SECTION 2.20      Benchmark Replacement Setting.

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.20(a)(i) will occur prior to the applicable Benchmark Transition Start Date.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes in consultation with the Borrower from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.20(d) (Benchmark Replacement Setting) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.20 (Benchmark Replacement Setting), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.20 (Benchmark Replacement Setting).

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01      Existence, Qualification and Power. The Borrower and each Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Applicable Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Applicable Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except, in each case referred to in clause (a) (other than with respect to the Borrower), (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02      Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of its Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or any Subsidiary or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or any Subsidiary or their respective property is subject or (c) violate any Applicable Law in any material respect.

SECTION 3.03      Applicable Permit; Other Consents. No consent, exemption, authorization, or other approval by, or notice to, or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document to which it is a party, except for (a) such consents, exemptions, authorizations, approvals or notices that have been duly obtained, taken or made and in full force and effect, (b) filings necessary to perfect the Liens created by the Loan Documents, and (c) consents, exemptions, authorizations, approvals, notices and filings required in connection with exercise of certain judicial and nonjudicial remedies such as foreclosure.

SECTION 3.04      Execution and Delivery; Binding Effect. This Agreement has been, and each other Loan Document to which the Borrower is a party, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document to which the Borrower is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other Applicable Laws affecting creditors’ rights generally and by general principles of equity.

SECTION 3.05      Applicable Permits. The Borrower has obtained, maintains in full force and effect and is in compliance with each Applicable Permit, except to the extent any such failure to obtain, maintain or comply would not, individually or in the aggregate, cause a loss, revocation, cancellation or material adverse modification of such Applicable Permit.

SECTION 3.06      Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The reports, financial statements, certificates and other written information (other than projected or pro forma financial information) furnished by or on behalf of the Borrower to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected or pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).

SECTION 3.07      Financial Statements; No Material Adverse Effect.

(a)            The financial statements delivered pursuant to Section 4.01(k) (Financial Statements) and Section 5.01 (Financial Statements) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Borrower as of the date thereof and the results of operations of the Borrower as of such applicable dates and for such periods covered thereby, all in accordance with GAAP, applied on a consistent basis, subject, in the case of the unaudited financial statements, to absence of footnotes and normal year-end audit adjustments.

(b)            Since December 31, 2024, there has been no event or circumstance that, either individually or in the aggregate, has had, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 3.08      Compliance with Laws. Subject to Sections 3.09 (Environmental Matters) and Section 3.18 (Sanctions; Anti-Corruption and AML Laws), the Borrower is in compliance with the requirements of all Applicable Laws, except in such instances in which (a) such requirement of Applicable Law is subject to a Good Faith Contest or (b)  the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.09      Environmental Matters. Except as disclosed in the Environmental Report and except with respect to any matters that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Borrower (a) has not failed to comply with any Environmental Law or to obtain, maintain or comply with any Permit required under any Environmental Law, (b) does not know of any basis for any Permit required under any Environmental Law to be revoked, canceled, limited, terminated, enjoined, materially adversely modified, appealed or otherwise challenged, (c)  has not received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability of the Borrower or otherwise related to the Project (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of the Borrower, is threatened or contemplated), (d) has not Released any Hazardous Materials and does not know of any other Releases of Hazardous Materials by any other Person on real property it owns, leases or operates, in each case, in locations, amounts or conditions that could reasonably be expected to require investigation or cleanup by the Borrower under Environmental Law or (e) does not know of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of the Borrower.

SECTION 3.10      No Default. The Borrower and its Subsidiaries are not in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.11      Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their properties or revenues that (a) would reasonably be expected to be adversely determined, and, if so determined, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby.

SECTION 3.12      Taxes. The Borrower and its Subsidiaries have filed or caused to be filed all federal, state and other tax returns and reports required to be filed, and has paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes subject to a Good Faith Contest or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.13      Property.

(a)            Ownership of Properties. The Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)            Intellectual Property. The use by the Borrower of all patents, trademarks, trade names, service marks and copyrights material to the Borrower’s business, and all applications therefor and licenses thereof, does not infringe on the rights and entitlements of any third parties thereto, other than to the extent that such infringement, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)            Subsidiaries and Equity Interests.

(i)            The Borrower does not have any Subsidiaries or own any Equity Interests in any Person other than Sun Devil Solar Holdings Inc., a Delaware corporation, which is a wholly-owned Subsidiary of the Borrower.

(ii)           No Subsidiary of the Borrower has any assets or any material liabilities of any kind (including Contractual Obligations), whether actual, contingent or otherwise, and no Subsidiary of the Borrower has engaged in any material operating or business activities.

(iii)          The Equity Interests of Sun Devil Solar Holdings Inc. have been duly authorized and validly issued and are fully paid and non-assessable and are owned by the Borrower free and clear of all Liens, except those created under the Collateral Documents. There are no existing options, warrants, calls, rights, commitments or other agreements with respect to the Equity Interests of Sun Devil Solar Holdings Inc. that could, whether now or in the future, require the transfer or issuance of any Equity Interests to any Person other than the Borrower or require the Borrower to make any capital or other contribution to Sun Devil Solar Holdings Inc.

SECTION 3.14      Perfection and Priority of Liens. As of the Effective Date, all filings and other actions necessary to perfect and protect the Liens in the Collateral created under the Collateral Documents have been made or taken and are in full force and effect (except for those filings and other actions to be made or taken after the Effective Date pursuant to Section 5.18 (Account Control Agreements; Further Assurances; After-Acquired Real Property)), and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions when made or taken, perfected first priority Liens in the Collateral, subject to Permitted Liens that are mandatorily preferred by Applicable Law, securing the payment of the Obligations.

SECTION 3.15      Use of Proceeds. The proceeds of the Loans shall be used in accordance with Section 5.17 (Use of Proceeds).

SECTION 3.16      Solvency. The Borrower and its Subsidiaries are Solvent.

SECTION 3.17      Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.18      Sanctions; Anti-Corruption Laws and AML Laws.

(a)            None of the Borrower or any of its Subsidiaries, or any of the respective directors, officers or, to the knowledge of the Borrower, employees, or agents of the Borrower or any of its Subsidiaries, (i) is a Sanctioned Person; or (ii) has, since April 24, 2019, violated applicable Sanctions.

(b)            The Borrower and its Subsidiaries, and the respective directors, officers and, to the knowledge of the Borrower, employees and agents of the Borrower and its Subsidiaries, have been in compliance with (i) applicable Sanctions in all respects since April 24, 2019, and (ii) applicable Anti-Corruption Laws in all respects and applicable AML Laws in all material respects within the last five (5) years. The Borrower has instituted and maintains in effect policies and procedures designed to promote and achieve compliance by it and its directors, officers, employees and agents with applicable Sanctions, Anti-Corruption Laws, and AML Laws.

SECTION 3.19      ERISA Compliance.

(a)            Each employee benefit plan that is intended to qualify for special tax treatment meets all of the requirements for such treatment and has obtained all necessary approvals of all relevant Governmental Authorities. No Employee Benefit Plan has any unfunded liabilities, determined in accordance with GAAP, that have not been fully accrued on the financial statements required to be delivered hereunder or that will not be fully offset by insurance. All employee benefit plans are registered where required by, and are in good standing under, all Applicable Laws.

(b)            No ERISA Event has occurred, except as would not reasonably be likely to have, individually or when aggregated with all other ERISA Events, a Material Adverse Effect.

SECTION 3.20      Beneficial Ownership Certification. As of (a) the Effective Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 4.01(i)(ii) (KYC Information) is true and correct in all respects and (b) the date delivered, the information included in each Beneficial Ownership Certification delivered pursuant to Section 5.06 (Other Information) is true and correct in all respects.

SECTION 3.21      Margin Regulations. The Borrower is not engaged in the business of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing hereunder will be used to purchase or carry any Margin Stock. No part of the proceeds of the Borrowings will be used, whether directly or indirectly, for any purpose that results in a violation of the provisions of Regulation T, Regulation U or Regulation X.

SECTION 3.22      No Immunity. Neither the Borrower nor any of its property has any immunity from the jurisdiction of any court or from any legal process (whether through service or notice attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the United States or any state thereof in respect of its Obligations under the Loan Documents.

SECTION 3.23      Rank of Indebtedness. The obligations of the Borrower under the Loan Documents to pay the principal of and interest on the Loans and any and all other amounts due hereunder and thereunder constitute direct and unconditional obligations of the Borrower and will rank at least pari passu in right of payment with all other unsecured and unsubordinated Indebtedness of the Borrower.

SECTION 3.24      Material Project Documents. As of the Effective Date, the Borrower has not entered into any Material Project Document. Each Material Project Document entered into after the Effective Date is, to the knowledge of the Borrower, in full force and effect.

SECTION 3.25      Insurance. The Borrower and its Subsidiaries maintains the insurance required to be maintained by it pursuant to Section 5.09 (Maintenance of Insurance), such insurance is in full force and effect, and the Borrower is not in arrears on any premiums required to be paid thereunder on the date this representation and warranty is made or deemed made.

SECTION 3.26      Permits. The Borrower has no reason to believe that any Permit that is required under Applicable Law for development, construction or operation of the Project that is not yet an Applicable Permit will not be obtained before it becomes an Applicable Permit.

SECTION 3.27        Permanent Financing. The Borrower reasonably believes that (a) Permanent Financing will be available on or prior to the Maturity Date, (b) any Permit reasonably expected to become an Applicable Permit that is not yet required in light of the current stage of development, construction or operation of the Project will be obtainable in due course at or prior to the time that such Permit is anticipated by the Project’s development plan to become an Applicable Permit, and (c) the Borrower will have available funds to comply with all of the Borrower’s payments obligations that are reasonably expected to become due and payable prior to the Maturity Date as such obligations become due and payable.

SECTION 3.28        Equator Principles. The Borrower has the intention, and is currently planning, to develop the Project in such a manner that it will comply with the Equator Principles.

ARTICLE IV

CONDITIONS

SECTION 4.01        Conditions Precedent to the Effective Date. The obligation of each Lender to make the Borrowings hereunder is subject to the satisfaction (or waiver in accordance with Section 9.02 (Waivers; Amendments)) of the following conditions (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance satisfactory to the Administrative Agent and each Lender):

(a)            Executed Loan Documents. This Agreement, the Pledge Agreement, the Security Agreement, the Guaranty Agreement, each Note and each Fee Letter shall have been duly executed and delivered by the parties thereto.

(b)            Officer’s Certificates. The Administrative Agent shall have received (i) a certificate of the Borrower substantially in the form attached hereto as Exhibit D-1 and (ii) a certificate of the Guarantor substantially in the form attached hereto as Exhibit D-2, in each case, signed by a Responsible Officer of such Person.

(c)            Opinion of Counsels to Borrower. The Administrative Agent shall have received (i) an opinion of Allen Overy Shearman Sterling US LLP substantially in the form attached hereto as Exhibit E-1, (ii) an opinion of Dorsey & Whitney, LLP substantially in the form attached hereto as Exhibit E-2, and (iii) an in-house counsel opinion of the Borrower with respect to corporate matters, in each case, addressed to the Administrative Agent and the Lenders and dated the Effective Date (and the Borrower hereby instructs such counsel to deliver such opinion to such Persons).

(d)            Deed of Trust. The Administrative Agent shall have received the Deed of Trust, duly executed and delivered by the Borrower, together with evidence of recording in the appropriate real estate records.

(e)            Title Insurance Policy. The Administrative Agent shall have received (i) a copy of the title policy to be issued by First American Title Insurance Company in favor of the Lenders (or a marked-up commitment or signed pro forma thereof), insuring the Lien of the Deed of Trust as a valid first priority Lien on the Land, free of any other Liens except for Permitted Liens and for an insured amount equal to at least $100,000,000, and including each endorsement as reasonably requested by the Lenders, (ii) evidence reasonably acceptable to the Administrative Agent of payment by the Borrower of all title policy premiums, search and examination charges, escrow charges and related charges, fees, charges, costs and expenses required for the issuance of the title policy referred to above and (iii) such other documents as the title company may reasonably request in connection with the issuance of the title policy in the form required hereunder.

(f)            ALTA Survey. The Administrative Agent shall have received a copy of the ALTA/NSPS Land Title Survey dated May 2023.

(g)            Lien Searches. The Administrative Agent shall have received certified copies of completed UCC, land registry, judgment, tax (where available), litigation and bankruptcy searches dated a recent date with respect to the Borrower and the Sponsor.

(h)            Collateral Requirements. The Administrative Agent shall have received each document required under the Collateral Documents or under Applicable Law to be filed, registered or recorded or executed and delivered to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected Lien on the Collateral required to be delivered pursuant to such Collateral Document, which shall be in proper form for filing, registration or recordation, and shall have been executed and delivered, other than with respect to the Account Control Agreements subject to Section 5.18 (Account Control Agreements; Further Assurances; After-Acquired Real Property).

(i)            KYC Information. Upon the reasonable request of any Lender made at least ten (10) days prior to the Effective Date, the Borrower shall have provided to such Lender (i) the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five (5) days prior to the Effective Date, and (ii) a Beneficial Ownership Certification in relation to the Borrower and each Subsidiary to the extent it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(j)            Fees and Expenses. The Borrower shall have paid (or made arrangements to pay out of the proceeds from the initial Borrowing) all fees, costs and expenses (including legal fees and expenses) agreed in writing to be paid by it to the Agents and the Lenders in connection herewith (including pursuant to the Fee Letters) to the extent due (and, in the case of expenses (including legal fees and expenses), to the extent that statements for such expenses shall have been properly invoiced and delivered to the Borrower at least five (5) Business Days prior to the Effective Date).

(k)            Financial Statements. The Administrative Agent shall have received (i) the unaudited balance sheet of the Borrower and the audited consolidated financial statements of the Guarantor, in each case, for the fiscal year ended December 31, 2024 and (ii) the unaudited unconsolidated financial statements of the Borrower and the unaudited consolidated financial statements of the Guarantor, in each case, for the fiscal quarter ended September 30, 2025.

(l)            Consultant Deliverables. The Administrative Agent shall have received (i) the IE Report and (ii) the Environmental Report.

(m)            Model. The Administrative Agent shall have received the financial model with respect to the Project.

Without limiting the generality of Section 8.03(c) (Exculpatory Provisions), for purposes of determining satisfaction of the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02        Conditions Precedent to All Borrowings. The obligation of each Lender to make a Borrowing (including its initial Borrowing) is subject to the satisfaction of the conditions (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance satisfactory to the Administrative Agent and each Lender):

(a)            the Administrative Agent shall have received a written Borrowing Request in accordance with the requirements hereof;

(b)            the representations and warranties of the Borrower and the Guarantor set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of such Borrowing (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);

(c)            no Default shall have occurred and be continuing or would result from such Borrowing or from the application of proceeds thereof;

(d)            the Administrative Agent shall have received a certificate of the Borrower (i) certifying that, as of the date of such Borrowing, before and after giving effect to such Borrowing, the Borrower is in compliance with the Liquidity requirements set forth in Section 5.19 (Liquidity), and (ii) confirming satisfaction of the conditions precedent set forth in clauses (b), (c), (e), (f), (g), (h) and (i) of this Section 4.02, as applicable;

(e)            immediately before giving effect to such Borrowing, the Borrower shall hold cash and Cash Equivalents in an aggregate amount that is lower than thirty million Dollars ($30,000,000);

(f)            in respect of the first Borrowing that, after giving effect to such Borrowing, would result in the total amount borrowed to equal or exceed eighty million Dollars ($80,000,000), the Borrower has obtained the Phase I Permits and the Administrative Agent shall have received evidence thereof;

(g)            in respect of the first Borrowing that, after giving effect to such Borrowing, would result in the total amount borrowed to equal or exceed one hundred fifty million Dollars ($150,000,000), the Borrower has completed the box-cut and commenced the decline portal and decline development phase and the Administrative Agent shall have received evidence thereof;

(h)            in respect of the first Borrowing that, after giving effect to such Borrowing, would result in the total amount borrowed to equal or exceed one hundred million Dollars ($100,000,000) and in respect of each Borrowing thereafter, the Administrative Agent shall have received (i) a datedown endorsement to the title policy (or a binding irrevocable commitment from the title company to issue such datedown endorsement concurrently with or immediately following the disbursement of the proceeds of the Loans on the date of the proposed Borrowing), which (i) shows that since the effective date of the title policy (or the effective date of the last such endorsement, if any) there has been no change in the status of the title to the Encumbered Property and sets forth no additional exceptions to the title policy (including survey exceptions) (other than Permitted Liens and any other title exceptions as are acceptable to the Administrative Agent in its reasonable discretion), (ii) increases the amount of coverage then existing under the title policy, which amount shall be not less than the total of all prior Borrowings of Loans, including the requested Borrowing which is made concurrently with the datedown endorsement, and (iii) amends the date of coverage of the title policy, such that the title policy shall have a date of coverage as of the date and time of the Borrowing being made currently with the datedown endorsement, together with evidence of payment (or anticipated payment with a portion of such Loan proceeds) of all title insurance premiums and expenses and all filing, recording and similar fees required by the title company to issue such endorsements; and

(i)            no Material Adverse Effect shall have occurred and be continuing or would result from such Borrowing or from the application of proceeds thereof.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations have been paid in full, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 5.01        Financial Statements. The Borrower will furnish to the Administrative Agent and each Lender:

(a)            as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2025), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and

(b)            as soon as available, but in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2026), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, accompanied by a certificate of a Financial Officer of the Borrower certifying such information as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes; and

(c)            within five (5) Business Days of the end of each calendar month, a certificate of a Financial Officer of the Borrower certifying (in reasonable detail and with appropriate calculations and computations) that the Borrower is in compliance with the Liquidity requirements set forth in Section 5.19 (Liquidity).

SECTION 5.02        Quarterly Progress Reports. As soon as available and in any event within sixty (60) days after the end of each fiscal quarter, the Borrower will deliver to the Administrative Agent a report, substantially in the form attached hereto as Exhibit F, in respect of the most recently fiscal quarter then ended.

SECTION 5.03        Annual Budget and Development Plan. As soon as available and in any event within sixty (60) days after the end of each fiscal year, the Borrower will deliver to the Administrative Agent a budget and mine development plan for the immediately succeeding fiscal year with respect to the Project.

SECTION 5.04        Material Project Documents. Promptly and, in any event, within five (5) Business Days after the execution and delivery by the intended parties thereto, the Borrower will deliver to the Administrative Agent copies of (a) any executed Material Project Documents, and (b) any termination or assignment, or amendment or waiver of any material terms or conditions of, any Material Project Document.

SECTION 5.05        Notices. Promptly after a Responsible Officer of the Borrower becoming aware, the Borrower will notify the Administrative Agent and each Lender of:

(a)            the occurrence of any Default;

(b)            the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower, any Subsidiary or any Affiliate thereof, including pursuant to any applicable Environmental Laws or with respect to any Environmental Liability or any Applicable Permit, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect;

(c)            the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to have a Material Adverse Effect;

(d)            notice of any action arising under any Environmental Law or of any noncompliance by the Borrower with any Environmental Law or any Permit required thereunder that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(e)            any material change in accounting or financial reporting practices by the Borrower or any Subsidiary; and

(f)            any matter or development that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the occurrence requiring such notice and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 5.06        Other Information. Promptly, from time to time, the Borrower will deliver to the Administrative Agent such other information with respect to the development or construction of the Project or the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any Subsidiary as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request, including, for the avoidance of doubt, such documentation and other information that the Administrative Agent (or a Lender through the Administrative Agent) reasonably requests to comply with its ongoing obligations under applicable “know your customer” rules, provisions of AML Laws and the Beneficial Ownership Regulation.

SECTION 5.07        Preservation of Existence, Etc. The Borrower will, and will cause each of its Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Applicable Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.03 (Fundamental Changes) or Section 6.04 (Dispositions), and (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08        Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, (a) maintain and preserve, in all material respects, the Land and all of its other properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear, casualty and condemnation excepted), and (b) from time to time make or cause to be made all necessary repairs thereto and renewals and replacements thereof, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09        Maintenance of Insurance.

(a)            The Borrower will maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by similarly situated Persons, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such Persons, which shall name the Collateral Agent as loss payee. For the avoidance of doubt, the requirements set forth in the immediately preceding sentence may be satisfied (in whole or in part) under one or more blanket and/or umbrella policies maintained by the Guarantor or its Affiliates.

(b)            In addition to clause (a) above, if any improved real property comprising a portion of the Encumbered Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994 (or any amendment or successor act thereto and including the regulations issued thereunder (collectively, the “Flood Laws”)), then the Borrower shall maintain, or cause to be maintained, with financially sound and reputable insurance companies, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

(c)            If a Flood Redesignation shall occur with respect to any Encumbered Property, the Collateral Agent shall obtain a completed Flood Hazard Determination with respect to the Encumbered Property, and if any Building on such Encumbered Property is so located in a “special flood hazard area”, the Borrower shall deliver a copy of, or a certificate as to coverage under, and a copy of the flood insurance policy and a declaration page relating to, the insurance policies required by this Section 5.09 (such requirements, the “Flood Requirements”) by not later than ninety (90) days after the date a Responsible Officer of the Borrower has obtained knowledge of such Flood Redesignation.

(d)            As a condition precedent to the addition of any “special flood hazard area” as an Encumbered Property, the Borrower shall comply, or re-comply, as the case may be, with the Flood Requirements applicable to such addition of “special flood hazard area” as an Encumbered Property.

SECTION 5.10        Payment of Tax Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its Tax liabilities, unless the same are subject to a Good Faith Contest, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.11        Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, other than Applicable Laws subject to Sections 5.12 and 5.15.

SECTION 5.12        Environmental Matters. Except to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Borrower will (a) comply with all Environmental Laws necessary for its operations and properties, (b) take all reasonable steps to not Release Hazardous Materials in a manner, quantity and location that could reasonably be expected to result in material Environmental Liability, and (c) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of the Borrower to the extent required by Environmental Law; provided, however, that, in the case of clause (c), the Borrower shall not be required to undertake any such cleanup, removal or other action to the extent that its obligation to do so is the subject of a Good Faith Contest.

SECTION 5.13        Books and Records. The Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries.

SECTION 5.14        Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, other than with respect to such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section and (b) the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing under this Section at the expense of the Borrower and at any time during normal business hours and without advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants; provided further that such access shall not include any intrusive or invasive environmental review, sampling or testing (including subsurface sampling) of any environmental media or building material without the prior written consent of the Borrower, which consent may be withheld at the Borrower or its Subsidiaries’ sole and absolute discretion.

SECTION 5.15        Sanctions; Anti-Corruption Laws and AML Laws. The Borrower shall maintain in effect policies and procedures designed to promote and achieve compliance with applicable Sanctions, AML Laws and Anti-Corruption Laws.

SECTION 5.16        Applicable Permits. The Borrower shall obtain and maintain in full force and effect each Applicable Permit then required for the current stage of development, construction or operation of the Project and comply with all obligations binding on the Borrower under each such Applicable Permit, except, in each case, to the extent that failure to do so would not, individually or in the aggregate, cause a loss, revocation, cancellation, injunction or adverse modification of such Applicable Permit or would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.17        Use of Proceeds. The Borrower will use the proceeds of the Loans to (a) pay costs, fees, Taxes and expenses incurred or payable by the Borrower in connection with the ownership, development, design, permitting, engineering and construction of the Project, and (b) pay fees, expenses and interest due and payable under this Facility and any other transaction costs in connection with this Facility and the Permanent Financing.

SECTION 5.18        Account Control Agreements; Further Assurances; After-Acquired Real Property.

(a)            By no later than (i) with respect to any bank accounts of the Borrower opened on or prior to the Effective Date, the date falling sixty (60) calendar days after the Effective Date, and (ii) with respect to any bank account of the Borrower opened after the Effective Date (other than with respect to the Excluded Account), the date falling sixty (60) calendar days after the opening of such account, the Borrower shall deliver to the Administrative Agent an Account Control Agreement in respect of each such bank account held by the Borrower (other than with respect to the Excluded Account), duly executed by each party thereto.

(b)            From time to time upon the reasonable request of the Administrative Agent or the Collateral Agent, and at the Borrower’s sole cost and expense, the Borrower shall promptly execute, deliver and file or record, as applicable, any and all further instruments, documents and agreements, and take all such further actions, as the Administrative Agent or the Collateral Agent may reasonably request to effect, confirm or perfect the purposes of the Collateral Documents, including to create, perfect, protect, maintain and evidence the validity, enforceability and first-priority (subject only to Permitted Liens mandatorily preferred by Applicable Law) of the Liens intended to be created thereunder on all Collateral, or to enable the Administrative Agent or the Collateral Agent to exercise and enforce its rights and remedies with respect to any Collateral.

(c)            Without limiting the foregoing, in the event the Borrower acquires any real property or any interest therein with a fair market value, individually or in the aggregate with other real property or interests therein so acquired after the Effective Date, in excess of five million Dollars ($5,000,000), the Borrower shall no later than thirty (30) days thereafter (or such longer period as the Administrative Agent may agree in its discretion) deliver to the Administrative Agent (i) a deed of trust encumbering such property in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by the Borrower, together with evidence of recording in the appropriate real estate records, (ii) an American Land Title Association Lender’s Extended Coverage title insurance policy in form and substance reasonably acceptable to the Administrative Agent, issued by a nationally recognized title insurance company in the applicable jurisdiction that is reasonably acceptable to the Administrative Agent, insuring the deed of trust as having created a valid first and subsisting Lien on the real property described therein, subject only to Permitted Liens mandatorily preferred by Applicable Law, (iii) an American Land Title Association/National Society of Professional Surveyors (2021) form survey for which all necessary fees have been paid and (iv) such other documents, instruments, agreements and opinions as the Administrative Agent may reasonably request in connection with the foregoing.

SECTION 5.19        Liquidity. The Borrower shall maintain Liquidity in an aggregate amount not less than fifteen million Dollars ($15,000,000).

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and all Obligations have been paid in full, the Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 6.01        Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except that the Borrower (but not any Subsidiary) may create, incur, assume or suffer to exist (Indebtedness permitted pursuant to clauses (a) through (k), “Permitted Indebtedness”):

(a)            Indebtedness under the Loan Documents;

(b)            Subordinated Affiliate Debt;

(c)            Indebtedness outstanding on the date hereof and listed on Schedule 6.01 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(d)            obligations (contingent or otherwise) of the Borrower existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and are otherwise permitted under Section 6.10;

(e)            Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets in accordance with Section 6.02(i), provided that the aggregate amount of all such Indebtedness, together with Permitted Indebtedness described in Section 6.01(f) and 6.01(k), at any time outstanding shall not exceed twenty million Dollars ($20,000,000);

(f)            Indebtedness in respect of letters of credit, performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, provided that the aggregate amount of all such Indebtedness, together with Permitted Indebtedness described in Section 6.01(e) and 6.01(k), at any time outstanding shall not exceed twenty million Dollars ($20,000,000);

(g)            Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;

(h)            to the extent constituting Indebtedness, unsecured deferred compensation to employees of the Borrower incurred in the ordinary course of business;

(i)            Indebtedness arising under indemnity agreements to title insurers;

(j)            to the extent constituting Indebtedness, Grants permitted to be incurred pursuant to Section 6.13 (Grants); and

(k)            unsecured Indebtedness in an aggregate principal amount not exceeding, together with Permitted Indebtedness described in Sections 6.01(e) and 6.01(f), twenty million Dollars ($20,000,000) at any time outstanding.

SECTION 6.02        Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than, solely with respect to the Borrower (but not any Subsidiary), the following Liens (Liens permitted pursuant to clauses (a) through (p), “Permitted Liens”):

(a)            Liens created under the Collateral Documents;

(b)            Liens existing on the date hereof and listed on Schedule 6.02 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 6.01(c), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.01(c);

(c)            Liens for Taxes not yet due if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or that are subject to a Good Faith Contest;

(d)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than ninety (90) days if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP or that are subject to a Good Faith Contest;

(e)            pledges or deposits in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (ii) public utility services provided to the Borrower;

(f)            deposits to secure the performance of bids, trade contracts and leases, statutory obligations, letters of credit, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and not in connection for money borrowed;

(g)            easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower;

(h)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(j) (Events of Default);

(i)            Liens securing Indebtedness permitted under Section 6.01(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)            any Lien existing on any property or asset prior to the acquisition thereof by the Borrower; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien shall not apply to any other property or assets of the Borrower and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(k)            Liens (i) of a collecting bank arising under section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;

(l)            Liens pursuant to section 5-118 of the Uniform Commercial Code of any state (or any comparable provision of any foreign law) in favor of the issuer or nominated person of letters of credit permitted pursuant to Section 6.01 (Indebtedness);

(m)            any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business;

(n)            leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Borrower, or (ii) secure any Indebtedness;

(o)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(p)            to the extent constituting Liens, Grants permitted to be incurred pursuant to Section 6.13 (Grants).

SECTION 6.03        Fundamental Changes. The Borrower will not, nor will it permit any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom, (a) any Subsidiary may be merged, combined or consolidated with the Borrower, provided that the Borrower shall be the continuing or surviving Person, and (b) any Subsidiary may dissolve, liquidate or wind up its affairs if it owns no material assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing.

SECTION 6.04        Dispositions. The Borrower will not, nor will it permit any Subsidiary to, make any Disposition or enter into any agreement to make any Disposition, except for the following Dispositions by the Borrower (but not any Subsidiary):

(a)            Dispositions of surplus, obsolete, used or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; provided that the aggregate amount of all Dispositions of surplus real property described in this Section 6.04(a), together with the Dispositions of real property described Section 6.04(d), shall not exceed twenty-five (25) acres;

(b)            Dispositions of inventory or immaterial assets sold in the ordinary course of business; provided that, immaterial assets disposed of pursuant to this clause (b) may not exceed $250,000 individually or $2,500,000 in the aggregate;

(c)            Dispositions or transfers of property as a result of accidental casualty or condemnation;

(d)            Dispositions of equipment or real property (other than the Land) to the extent that (i) such equipment or real property is exchanged for credit against the purchase price of replacement equipment or real property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement equipment or real property; provided that the aggregate amount of all Dispositions of real property described in this Section 6.04(d), together with the Dispositions of surplus real property described in Section 6.04(a), shall not exceed twenty-five (25) acres;

(e)            conversions of Cash Equivalents into cash or other Cash Equivalents;

(f)            leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of the Borrower;

(g)            the lapse or abandonment or any registrations or applications for registration of intellectual property rights that are no longer used or useful in the ordinary conduct of business of the Borrower or the Project or to the extent no longer economically desirable in the conduct of its business or the Project; and

(h)            the unwinding of any Swap Contract;

provided that, in connection with a Disposition of any property or assets permitted under the terms of this Section 6.04 (Dispositions) to any Person, the Administrative Agent or the Collateral Agent (as applicable) shall, upon the request of the Borrower and at the Borrower’s expense, promptly execute and deliver such documents as reasonably requested by the Borrower to evidence and effectuate the release of any Lien granted under any of the Collateral Documents, in each case, without representation, warranty or recourse (including any mortgage, deed of trust or security agreement discharge or release and UCC and/or land registry financing statements or any analogous filings, discharges or terminations).

SECTION 6.05        Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, declare or make any Restricted Payments.

SECTION 6.06        Investments. The Borrower will not, and will not permit any Subsidiary to, make any Investments, except that the Borrower (but not any Subsidiary) may make the following Investments:

(a)            Investments in cash and Cash Equivalents;

(b)            to the extent constituting an Investment, transactions otherwise permitted by Sections 6.01 (Indebtedness) and 6.03 (Fundamental Changes); and

(c)            to the extent constituting an Investment, any Equity Interests held by the Borrower in Sun Devil Solar Holdings Inc. as of the Effective Date; provided that, the Borrower may not make any further Investments (whether by cash, property or otherwise) in Sun Devil Solar Holdings Inc. on or after the Effective Date.

SECTION 6.07        Acquisitions. The Borrower shall not, nor shall it permit any Subsidiary to, create or acquire any Subsidiary or acquire or hold, at any time, any Equity Interests in any other Person; provided that, the Borrower may hold Equity Interests in Sun Devil Solar Holdings Inc. solely to the extent such Equity Interests are held by the Borrower as of the Effective Date.

SECTION 6.08        Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than, solely with respect to the Borrower (but not any Subsidiary), on fair and reasonable terms substantially as favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its Subsidiaries which are necessary to maintain its legal existence, maintain its status in good standing or execute the matters set forth in Section 6.09(b) (Changes in Nature of Business).

SECTION 6.09        Changes in Nature of Business. The Borrower will not engage to any material extent in any business other than the ownership, development, construction, maintenance, use, operation and financing of the Project, or any business or activities reasonably related or incidental thereto or representing a reasonable expansion thereof. The Borrower will not permit any Subsidiary to engage to any material extent in any business or other operating activity other than (a) maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance) and (b) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Borrower. The Borrower will not permit any Subsidiary to own or hold any assets or to incur any material liabilities of any kind (including Contractual Obligations), whether actual, contingent or otherwise.

SECTION 6.10        Speculative Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into, or agree to enter into, any Swap Contract for speculative purposes; provided that the Borrower shall be permitted enter into interest rate Swap Contracts (a) with Persons reasonably acceptable to the Administrative Agent (it being understood and agreed that a Person that is a Lender or an Affiliate of a Lender is acceptable for purposes hereof) and (b) covering a notional amount of up to a maximum of 105% of the Loans outstanding on such date.

SECTION 6.11        Sanctions; Anti-Corruption and AML Laws. The Borrower will not directly or knowingly indirectly use any part of the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of applicable Anti-Corruption Laws or AML Laws, or (b) (i) to fund any activities or business of or with any Sanctioned Person or in any Sanctioned Jurisdiction, or (ii) in any other manner that would constitute or give rise to a violation of Sanctions by any Person (including any Person participating in the Loans, whether as Agent, Joint Lead Arranger, Lender, underwriter, advisor, investor, or otherwise).

SECTION 6.12        Certain Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into or suffer to exist any agreement that prohibits or limits the ability of the Borrower to create, incur, assume or suffer to exist any Liens created or purported to be created by the Collateral Documents; provided that this Section shall not prohibit any negative pledge incurred or provided in favor of any Person (other than the Guarantor or its Affiliates) that agrees to make contributions to the Borrower, becomes a shareholder of the Borrower or becomes a Guarantor, in each case, in respect of the Excluded Account.

SECTION 6.13        Grants, Etc. The Borrower will not, and will not permit any Subsidiary to, enter into, incur, assume or otherwise become liable with respect to any Grant, stream or royalty, in each case, whether in a single transaction or a series of related transactions, except, solely with respect to the Borrower, (a) any stream or royalty in existence as of the Effective Date and (b) solely in the case of Grants, unsecured Grants or Grants that include customary reversionary rights, in each case, so long as such Grants do not provide for, create or result in the creation of any Lien on any property or assets of the Borrower; provided that, in each case, the proceeds of any such Grants shall be deposited in accounts held by the Borrower for application towards the development, design, permitting, engineering and construction of the Project.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01        Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)            (i) the Borrower shall fail to pay any principal of any Loan or (ii) the Guarantor shall fail to pay any amounts pursuant to the Guaranty Agreement, in each case, when and as the same shall become due and payable;

(b)            the Borrower shall fail to pay any interest on any Loan, or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of the Borrower or the Guarantor under or in connection with any Loan Document shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made, provided that (i) if the fact, event or circumstance resulting in such false or incorrect representation or warranty is capable of being cured, corrected or otherwise remedied, (ii) such fact, event or circumstance resulting in such false or incorrect representation or warranty shall have been cured, corrected or otherwise remedied within forty-five (45) days from the earlier of (x) the date any Responsible Officer of such Person becomes aware of such false or incorrect representation or warranty or (y) the date of written notice thereof from any Agent or Lender to the Borrower and (iii) such representation or warranty (as cured, corrected or remedied) would not reasonably be expected to result in a Material Adverse Effect, then such false or incorrect representation or warranty shall not constitute an Event of Default;

(d)            the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.05(a) (Notices), 5.07 (Preservation of Existence, Etc.) (with respect to the Borrower’s existence) or 5.17 (Use of Proceeds) or in Article VI (Negative Covenants);

(e)            the Borrower or the Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section); provided, that (i) if such failure is capable of being cured, corrected or otherwise remedied, (ii) such failure shall have been cured, corrected or otherwise remedied within forty-five (45) days from the earlier of (x) the date any Responsible Officer of such Person becomes aware of such failure or (y) the date of written notice thereof from any Agent or Lender to the Borrower and (iii) such failure (as cured, corrected or remedied) would not reasonably be expected to result in a Material Adverse Effect, then such failure shall not constitute an Event of Default;

(f)            (i) the Borrower or the Guarantor shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Debt and the effect of such failure is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Material Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Debt to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) the maturity of any such Material Debt shall be accelerated or any such Material Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Debt shall be required to be made, in each case prior to the stated maturity thereof;

(g)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or the Guarantor or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or the Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)            the Borrower or the Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or the Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)            the Borrower or the Guarantor shall generally not, or admit in writing its inability to, pay its debts as they become due;

(j)            there is entered (i) a final judgment or order for the payment of money against (A) the Borrower, in an aggregate amount (as to all such judgments and orders) exceeding five million Dollars ($5,000,000) or (B) the Guarantor, in an aggregate amount (as to all such judgments and orders) exceeding twenty-five million Dollars ($25,000,000), in each case, only to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage, or (ii) a non-monetary final judgment or order against the Borrower or the Guarantor that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(k)            any Governmental Authority condemns, nationalizes, seizes or otherwise expropriates all or a material portion of the Collateral or of the Borrower’s share capital, or assumes custody or control of the Collateral or the business or operations of the Borrower and, in each case, such action is reasonably anticipated to last for more than thirty (30) consecutive days;

(l)            the Borrower voluntarily (i) abandons, decommissions, cancels or withdraws from the Project without the express intention to return or (ii) suspends all or substantially all activity relating to the Project for a period lasting more than sixty (60) consecutive days; provided that the Borrower shall not be considered to have voluntarily abandoned, decommissioned, cancelled or withdrawn from the Project or suspended activity relating to the Project to the extent the same is due to the occurrence and continuation of a force majeure event;

(m)            any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or the Borrower denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document;

(n)            any Collateral Document or financing statement after delivery thereof pursuant to any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Permitted Liens that are mandatorily preferred by Applicable Law) on and Liens over any material portion of the Collateral;

(o)            an ERISA Event or ERISA Events occur(s) that, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount that could reasonably be expected to have a Material Adverse Effect; or

(p)            a Change of Control shall occur.

SECTION 7.02        Remedies upon Event of Default. If any Event of Default (other than an event with respect to the Borrower described in Sections 7.01(g) or 7.01(h)) occurs and is continuing, the Administrative Agent may, and at the request of the Supermajority Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(a)            declare the Commitments to be terminated, whereupon such Commitments shall be terminated;

(b)            declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c)            direct the Collateral Agent to exercise all rights and remedies available to it and the Lenders under (i) the Collateral Documents in relation to the Collateral or (ii) the Guaranty Agreement in accordance with the terms thereof; and

(d)            exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and Applicable Law;

provided that, in case of any event with respect to the Borrower described in Sections 7.01(g) or 7.01(h), the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.03        Application of Proceeds. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, notice thereof to the Administrative Agent by the Borrower or the Supermajority Lenders and the exercise of remedies provided for in Section 7.02 (Remedies upon Event of Default), all payments received on account of the Obligations and any proceeds of the Collateral shall be applied by the Administrative Agent as follows:

(a)            first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 9.03 (Expenses; Indemnity; Damage Waiver) and amounts payable under the Agency Fee Letter) payable to the Agents in their respective capacities as such;

(b)            second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees and disbursements and other charges of counsel payable under Section 9.03 (Expenses; Indemnity; Damage Waiver)) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c)            third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d)            fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause (d) payable to them;

(e)            fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f)            finally, the balance, if any, after all Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.

ARTICLE VIII

AGENCY

SECTION 8.01        Appointment and Authority.

(a)            Each of the Lenders hereby irrevocably appoints each Agent hereunder and under the other Loan Documents and authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders or Supermajority Lenders (as applicable), and such instructions shall be binding upon all Secured Parties and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or Applicable Law. Notwithstanding anything to the contrary in any Loan Document, no Person identified as a Joint Lead Arranger, in such Person’s capacity as such, shall have any obligations or duties to the Borrower, the Guarantor, the Administrative Agent, the Collateral Agent or any other Secured Party under any of such Loan Documents. In its capacity as the Lenders’ contractual representative, Agents are each a “representative” of the Lenders as used within the meaning of “Secured Party” under section 9-102 of the UCC.

SECTION 8.02        Rights as a Lender. Each Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03        Exculpatory Provisions.

(a)            No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, each Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its branches or Affiliates in any capacity.

(b)            No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.02 (Remedies upon Event of Default) and 9.02 (Waivers; Amendments)), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c)            No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

(d)            No Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, no Agent shall (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

SECTION 8.04        Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05        Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of any Facility as well as activities as an Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06        Resignation of the Agents.

(a)            Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, subject to the prior written consent of the Borrower (unless any Event of Default has occurring and is continuing, in which case, the Lenders shall provide prior written notice to the Borrower), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders with the Borrower’s prior written consent (if required) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that in no event shall any such successor Agent be a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)            With effect from the Resignation Effective Date (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 (Expenses; Indemnity; Damage Waiver) shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent.

SECTION 8.07        Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of the Agents nor the Joint Lead Arrangers has made any representation or warranty to it, and that no act by any Agent or any Joint Lead Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or any warranty by any Agent or any Joint Lead Arranger to any Lender as to any matter, including whether any Agent or any Joint Lead Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to each Agent and each Joint Lead Arranger that it has, independently and without reliance upon any Agent, any Joint Lead Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, any Joint Lead Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisal and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, is experienced in making, acquiring or holding such commercial loans.

SECTION 8.08        No Other Duties. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

SECTION 8.09        Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 9.03 (Expenses; Indemnity; Damage Waiver)) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.03 (Expenses; Indemnity; Damage Waiver).

SECTION 8.10        Collateral and Guaranty Matters.

(a)            Upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations or reimbursement obligations for which no claim has been made), the Liens granted by the Collateral Documents shall automatically terminate and all rights to the Collateral shall revert to the Borrower without any further action from any Person.

(b)            The Secured Parties irrevocably authorize the Agents to release any Lien granted to or held by the Collateral Agent under any Loan Document (i) as explicitly provided for in the Loan Documents, (ii) with respect to any property that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (iii) if approved, authorized or ratified in writing by the Majority Lenders. Promptly upon request by any Agent at any time, the Majority Lenders will confirm in writing such Agent’s authority to release any Liens pursuant to Section 8.10(b).

(c)            The Agents shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Upon any such termination pursuant to clause (a) or (b), the Collateral Agent will, and the Secured Parties hereby irrevocably authorize the Collateral Agent to, at the Borrower’s expense, execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination and release (including but not limited to the filing of any UCC-3 statements).

SECTION 8.11        Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)            the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of section I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 8.12        Erroneous Payments.

(a)            Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by Applicable Law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.12(a) (Erroneous Payments) shall be conclusive, absent manifest error.

(b)            Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c)            The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making a payment to satisfy certain Obligations owed by the Borrower and is not otherwise repaid or returned to the Borrower by the Administrative Agent, a Lender or any of their respective Affiliates whether pursuant to a legal proceeding or otherwise.

Each party’s obligations under this Section 8.12 (Erroneous Payments) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of the Obligations under any Loan Document.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01        Notices; Public Information.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email as follows:

(i)            if to the Borrower:

Mesa Cobre Holding Corporation

Cassandra Joseph

450 E Rio Salado Parkway, Suite 130

Tempe, Arizona 85281

Telephone: (520) 610-4784

Email: cassandra@ivnelectric.com

(ii)            if to the Administrative Agent:

National Bank of Canada

Corporate Customer Service - Syndication and Agency Group

800 Saint-Jacques Street, 16th floor

Montreal, Quebec, H3C 1A3

Email: syndication@bnc.ca; allan.fordyce@nbc.ca; jonathan.campbell@bnc.ca

(iii)            if to the Collateral Agent:

National Bank of Canada

Loan Structuring & Syndication

1155 Metcalfe Street, 23rd floor

Montreal, Quebec H3B 4S9

Email: syndication@bnc.ca; allan.fordyce@nbc.ca; jonathan.campbell@bnc.ca

(iv)            if to a Lender, to it at its address (or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by email shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)            Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)            Change of Address, etc. Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto.

(d)            Platform.

(i)            The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on the Platform. The Borrower acknowledges and agrees that the DQ List shall be deemed suitable for posting and may be posted by the Administrative Agent on the Platform, including the portion of the Platform that is designated for “public side” Lenders.

(ii)            The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(e)            Public Information. The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of the Borrower hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of U.S. federal and state securities laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 9.12 (Treatment of Certain Information; Confidentiality)); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) the Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.

SECTION 9.02        Waivers; Amendments.

(a)            No Waiver; Remedies Cumulative; Enforcement. No failure or delay by any Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies, powers and privileges of the Agents and the Lenders hereunder and under the Loan Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.02 (Remedies upon Event of Default) for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) any Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (ii)  any Lender from exercising setoff rights in accordance with Section 9.08 (Right of Setoff) (subject to the terms of Section 2.13 (Sharing of Payments)) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Majority Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 7.02 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.13 (Sharing of Payments), any Lender may, with the consent of the Majority Lenders, enforce any rights or remedies available to it and as authorized by the Majority Lenders.

(b)            Amendments, Etc. Except as otherwise expressly set forth in this Agreement (including Section 2.09(e) (Interest) and Section 2.20), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing executed by the Borrower and the Majority Lenders, and acknowledged by the Administrative Agent, or by the Borrower and the Administrative Agent with the consent of the Majority Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(i)            extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);

(ii)            reduce the principal of, or rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby (provided that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” or to waive the obligation of the Borrower to pay interest at the Default Rate, even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder);

(iii)           postpone any date scheduled for any payment of principal of, or interest on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, without the written consent of each Lender directly and adversely affected thereby;

(iv)           subject to Section 8.10 (Collateral and Guaranty Matters), release all or substantially all of the Collateral or release and terminate the Guaranty Agreement;

(v)           change any provision of this Section or the percentage in the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent under this Agreement or any other Loan Document, without the written consent of each Lender;

(vi)          change Section 2.12(b) (Payments Generally; Several Obligations of Lenders) or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby or change Section 7.03 (Application of Proceeds), in each case, without the written consent of each Lender directly and adversely affected thereby;

(vii)         subordinate, prime or have the effect of subordinating or priming (by payment priority or otherwise), the Obligations owed to any Lender to any other Indebtedness, without the written consent of each Lender;

(viii)        subordinate, prime or have the effect of subordinating or priming (by lien priority or otherwise), Liens over any portion of the Collateral securing the Obligations to any other Lien securing any other Indebtedness, without the written consent of each Lender;

(ix)           waive any condition set forth in Section 4.01 (Conditions Precedent to the Effective Date) or Section 4.02 (Conditions Precedent to All Borrowings) without the written consent of each Lender;

(x)            change clause (c) or clause (d) of the definition of “Permitted Transferee Guarantor” as defined in the Guaranty Agreement without the written consent of each Lender; or

(xi)            (A) consent to entry into any Grant not otherwise permitted by Section 6.13 or (B) consent to any intercreditor agreement or other agreement with the entity providing a Grant in respect of any Grant permitted by Section 6.13(b) (Grants) without the written consent of each Lender;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Administrative Agent or the Collateral Agent, as the case may be, unless in writing executed by the Administrative Agent or the Collateral Agent, as the case may be, in each case in addition to the Borrower and the Lenders required above.

In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Majority Lenders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof.

SECTION 9.03        Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by any Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for any Agent), in connection with the syndication of any Facility, the preparation, negotiation, execution, delivery and administration of (A) this Agreement and the other Loan Documents, or (B) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), provided that, in the case of clause (B), any expenses in excess of fifteen thousand Dollars ($15,000) per invoice or twenty thousand Dollars ($20,000) in the aggregate in any calendar year shall be subject to the Borrower’s prior written approval, and (ii) all out-of-pocket expenses incurred by any Agent or any Lender (including the fees, charges and disbursements of any counsel for any Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)            Indemnification by the Borrower. The Borrower shall indemnify each Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned, leased or operated by the Borrower, or any violation of Environmental Law or Environmental Liability related in any way to the Borrower, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or any Agent in their capacities as such) provided, further, that any Indemnitee shall promptly repay all expense reimbursements and other payments if any previously made pursuant to this clause (b) to the extent that such Indemnitee is finally determined not to be entitled to indemnification hereunder as contemplated by the preceding proviso of this clause (b). This clause (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under paragraph (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to any such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any such Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for any such Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.12(e) (Payments Generally; Several Obligations of Lenders).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each party hereto agrees not to assert, and hereby waives, any claim against any other party, and any Related Party of any of the foregoing Persons (each such Person being called a “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)            Payments. All amounts due under this Section shall be payable not later than thirty (30) days after demand therefor.

(f)            Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 9.04        Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Subject to paragraph (f)(i) below, any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to or by related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than ten million dollars ($10,000,000) or integral multiples of one million Dollars ($1,000,000) in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)            Required Consents. No consent shall be required for any assignment to an Eligible Assignee except as otherwise provided in paragraphs (b)(i)(B) above and (f)(i) below and, in addition:

(A)            the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required, unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)            No Assignment to Certain Persons. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)            No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii)          Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14 (Compensation for Losses), 2.15 (Increased Costs), 2.16 (Taxes) and 9.03 (Expenses; Indemnity; Damage Waiver) with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)            Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(b) (Expenses; Indemnity; Damage Waiver) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14 (Compensation for Losses), 2.15 (Increased Costs), and 2.16 (Taxes) (subject to the requirements and limitations therein, including the requirements under Section 2.16(g) (Taxes) (it being understood that the documentation required under Section 2.16(g) (Taxes) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 (Mitigation Obligations; Replacement of Lenders) as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 (Increased Costs) and 2.16 (Taxes), with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) (Mitigation Obligations; Replacement of Lenders) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 (Right of Setoff) as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            Disqualified Institutions.

(i)            Notwithstanding anything herein to the contrary, no assignment or participation shall be made to any Person that was a Disqualified Institution as of the Trade Date (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the Trade Date or any Person that the Borrower removes from the DQ List (including as a result of the delivery of a notice pursuant to the definition of “Disqualified Institution”), (x) any additional designation or removal permitted by the foregoing shall not apply retroactively to any prior or pending assignment or participation, as applicable, to any Lender or Participant and (y) any designation or removal after the Effective Date of a Peron as a Disqualified Institution shall become effective three (3) Business Days after such designation or removal. Any assignment or participation in violation of this Section 9.04(f) shall not be void, but the other provisions of this Section 9.04(f) shall apply. The Borrower shall deliver notices of any designation or removal of a Disqualified Institution to the Administrative Agent.

(ii)            If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (b) or (c) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Debtor Relief Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)            The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

SECTION 9.05        Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Borrowings hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied and so long as the Commitments have not expired or been terminated. The provisions of Sections 2.14 (Compensation for Losses), 2.15 (Increased Costs), 9.03 (Expenses; Indemnity; Damage Waiver), 9.14 (Interest Rate Limitation) and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06        Counterparts; Integration; Effectiveness; Electronic Execution.

(a)            Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agents, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)            Electronic Execution of Loan Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents, including any Assignment and Assumption, shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07        Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.08        Right of Setoff. If (a) an Event of Default shall have occurred and be continuing and (b) the Supermajority Lenders have requested or granted the consent specified by Section 7.02 (Remedies upon Event of Default) to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 7.02 (Remedies upon Event of Default), each Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09        Governing Law; Jurisdiction; Etc.

(a)            Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)            Jurisdiction. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Agent, any Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)            Waiver of Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01 (Notices). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 9.10        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11        Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12        Treatment of Certain Information; Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its branches and Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to (i) any assignee (or its Related Parties) of or Participant (or its Related Parties) in, or any prospective assignee (or its Related Parties) of or Participant (or its Related Parties) in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant (or their Related Parties), or prospective assignee or Participant (or their Related Parties), in reliance on this clause (f)); (g)  on a confidential basis to credit insurers providing credit insurance with respect to the Loans and insurers, reinsurers, or insurance brokers and service providers; (h) on a confidential basis to any rating agency in connection with rating the Borrower; (i) with the prior written consent of the Borrower; or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to such Agent or such Lender or any of their respective branches or Affiliates on a nonconfidential basis from a source other than the Borrower who did not acquire such information as a result of a breach of this Section.

For purposes of this Section, “Information” means all information received from the Borrower’s or any of its Subsidiaries’ managers, partners, directors, officers, employees, agents, advisors or other similar representatives relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13        PATRIOT Act. Each Lender subject to the PATRIOT Act hereby notifies the Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.

SECTION 9.14        Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under Applicable Law (collectively, “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other Obligation in accordance with Applicable Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and Charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender or other Person. Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrower so that at no time shall the interest and Charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.

SECTION 9.15        Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 9.16        No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Joint Lead Arranger, any Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Joint Lead Arranger, any Agent, or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Joint Lead Arrangers, the Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Joint Lead Arrangers, the Agents and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Joint Lead Arrangers, the Agents and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Joint Lead Arrangers, the Agents and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Joint Lead Arrangers, the Agents and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Joint Lead Arrangers, the Agents and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Applicable Law, the Borrower hereby waives and releases any claims that it may have against any of the Joint Lead Arrangers, the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.17        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 9.18        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

(b)            As used in this Section 9.18 (Acknowledgement Regarding Any Supported QFCs), the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MESA COBRE HOLDING CORPORATION,
as the Borrower

By	/s/ Jordan Neeser
Name: Jordan Neeser
Title: Treasurer

[Signature Page to Credit Agreement (Santa Cruz)]

NATIONAL BANK OF CANADA,
as Administrative Agent

By	/s/ Jonathan Campbell
Name: Jonathan Campbell
Title: Managing Director

By	/s/ Allan Fordyce
Name: Allan Fordyce
Title: Managing Director

[Signature Page to Credit Agreement (Santa Cruz)]

NATIONAL BANK OF CANADA,
as Collateral Agent

By	/s/ Jonathan Campbell
Name: Jonathan Campbell
Title: Managing Director

By	/s/ Allan Fordyce
Name: Allan Fordyce
Title: Managing Director

[Signature Page to Credit Agreement (Santa Cruz)]

NATIONAL BANK OF CANADA,
as a Lender and a Joint Lead Arranger

By	/s/ Allan Fordyce
Name: Allan Fordyce
Title: Managing Director

By	/s/ David Torrey
Name: David Torrey
Title: Managing Director & Head of CCM

[Signature Page to Credit Agreement (Santa Cruz)]

SOCIÉTÉ GÉNÉRALE,
as a Lender and a Joint Lead Arranger

By	/s/ Alvaro Belevan
Name: Alvaro Belevan
Title: Director

[Signature Page to Credit Agreement (Santa Cruz)]

BANK OF MONTREAL,
as a Lender and a Joint Lead Arranger

By	/s/ Zaman Ahmed
Name: Zaman Ahmed
Title: Vice President

[Signature Page to Credit Agreement (Santa Cruz)]